Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated as June 8, 2016, by and among bebe stores, inc., a California corporation (“bebe”), Bebe Studio, Inc., a California corporation (“BSI” and together with bebe, collectively, “Seller”), BB Brand Management LLC, a New York limited liability company (“BB Management”), and BB Brand Holdings LLC, a Delaware limited liability company (“Buyer”) (collectively, the “Parties”).

RECITALS

This Agreement is made with reference to the following facts:

A. Buyer is a wholly-owned subsidiary of BB Management and, prior to the date hereof, was funded with cash equal to the Closing Payment (as hereinafter defined).

B. Seller owns certain trademarks, service marks and related assets.

C. Seller’s business consists primarily of designing, marketing, manufacturing, licensing, distributing and selling apparel, related accessories and other products bearing Seller’s trademarks and service marks (the “Business”).

D. Seller and Buyer desire that Seller transfer the Assets (as hereinafter defined), together with the goodwill associated therewith, to Buyer and Buyer desires to acquire such Assets from Seller, on the terms and conditions set forth herein.

E. Upon the consummation of the transactions contemplated by this Agreement, bebe shall become a member of Buyer on the terms and conditions set forth herein and in the Operating Agreement (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. ASSETS TO BE TRANSFERRED. At the Closing (as defined below) and effective as of the Closing Date (as defined below), Seller will transfer to Buyer all worldwide right, title and interest of Seller in and to the following assets of Seller, free and clear of all Liens other than Permitted Liens (collectively the “Assets”):

1.1 all registered, unregistered and common law trademarks, service marks, logos and brand names owned by Seller including the “bebe” name and any derivations thereof as well as the marks set forth on Schedule 1.1 attached hereto, and all registrations and applications therefor, together with the goodwill of the Business connected with the use of and symbolized by such marks, in any form including abbreviation, derivation, diffusion and/or otherwise, whether stylized or not stylized, for all commercial purposes for all goods, products and services, including for apparel and apparel accessories, including in all international trademark classes, including all worldwide rights, title and interest in such names, whether registered or not (collectively, the “Trademarks”);

1.2 the Contracts pursuant to which Seller has granted to a third party a royalty-bearing license to use one or more of the Trademarks, including license agreements, distribution agreements and similar Contracts, including those Contracts listed on Schedule 1.2 attached hereto, as well as all Contract Rights thereunder (collectively, the “Licenses”), but, for clarity, excluding the Retained Distribution Agreements and any other agreements between Seller and its subcontractors such as agreements with its factories, designers, advertisers, printers, and similar subcontractors, that Seller utilizes in operating its Business, including for performing its obligations under the Contracts and/or exercising its rights under the License Agreement; provided, however, in the event that a Retained Distribution Agreement is bifurcated in accordance with Section 9.4 hereof, the New Buyer Agreement to which Buyer is a party shall be automatically deemed a “License” as of the date such New Buyer Agreement is fully executed;

1.3 the registered copyrights set forth on Schedule 1.3 attached hereto (collectively, the “Copyrights”);

1.4 the domain names listed on Schedule 1.4 attached hereto as well as any other domain names (other than the Retained URLs) related to, or used in connection with, the Trademarks (collectively the “Domain Names,” and collectively with the Trademarks and the Copyrights, the “Transferred IP”); and

1.5 all claims, rights and causes of action of Seller for damages, profits or otherwise, including for declaratory relief, known or unknown, for infringement or any similar or related causes of action relating to any of the Transferred IP, other than with respect to any Proceedings commenced by Seller prior to the Closing Date (which are set forth on Schedule 1.5).

In the event that any of Seller’s employees or subsidiaries, owns (or is listed as the owner of record) or is in possession of any of the Assets, Seller shall cause such employee or subsidiary to convey such interest to Buyer at the Closing without any additional consideration paid by Buyer to such employee or Affiliate.

2. EXCLUDED ASSETS. Except for the Assets, Seller is not selling, transferring or granting any rights to Buyer and Buyer is not acquiring any right, title or interest in any other assets of Seller, including the following (the “Excluded Assets”):

2.1 accounts receivable;

2.2 inventory (including any parts and finished goods);

2.3 purchase orders, sales orders, invoices, contracts and agreements (other than the Licenses);

2.4 the Retained URLs and the Media Accounts;

2.5 subject to Section 9.4, the Retained Distribution Agreements (other than the New Buyer Agreements);

2.6 refunds and rights to refunds; and

2.7 real estate leases (including with respect to any showrooms and/or retail stores).

3. EXCLUDED AND ASSUMED LIABILITIES.

3.1 Buyer shall not assume and shall have no responsibility for any agreements, liabilities or obligations (i) of Seller (or any Affiliate of Seller) arising out of or relating to Seller’s (or its Affiliate’s) ownership or operation of the Business and the Assets prior to the Closing, (ii) arising out of the Retained Distribution Agreements or Licenses prior to the Closing, (iii) arising out of the Retained Distribution Agreements or Licenses (other than the New Buyer Agreements) after the Closing to the extent associated with obligations of Seller under such Retained Distribution Agreements and Licenses (other than with respect to royalty collection and trademark enforcement rights concerning the Transferred IP), (iv) arising out of the Scheduled Proceedings, (v) subject to Section 3.3, arising out of the Co-Existence Agreements, (vi) arising out of or relating to the Affiliate Agreements, or (vii) arising out of or relating to the Excluded Assets (together, the “Excluded Liabilities”), which, for the avoidance of doubt, includes (a) any liability for Taxes of Seller (or Affiliate of Seller) for any Tax period or relating to the Business, the Assets or the Assumed Liabilities for any Tax period (or portion thereof) ending on or prior to the Closing Date, or that are the responsibility of Seller pursuant to Section 4.3, but excluding any Taxes that are the responsibility of Buyer pursuant to Section 4.3; or (b) any liability of Seller (or any Affiliate of Seller) for Taxes of any other Person under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

3.2 Buyer shall assume and agree to perform when due any and all liabilities and obligations (i) of Seller arising out of or relating to the ownership or operation of the Assets on or after the Closing, other than the Excluded Liabilities, and (ii) necessary to register, maintain, and reasonably enforce the Transferred IP and to maintain and protect the associated goodwill (together, the “Assumed Liabilities”).

3.3 Buyer shall, and shall use its best efforts to cause its licensees to, comply with the terms of the Co-Existence Agreements from and after the Closing. In the event that Buyer becomes aware of a breach by a licensee of a Co-Existence Agreement following Closing, Buyer shall provide Seller with prompt written notice thereof and shall use commercially reasonable efforts to (x) take prompt action to enforce any such licensee’s compliance with any such obligation and (y) pursue any right or claim regarding such breach against such licensee.

3.4 Buyer and Seller acknowledge that each have rights and obligations under the Operating Agreement and the License Agreement, which shall be governed by the terms and conditions of such agreements.

4. CONSIDERATION.

4.1 Subject to the terms and conditions of this Agreement, the aggregate consideration for the Assets shall be equal to the payment of the Closing Payment (as defined below) and the issuance of the Seller JV Interest (as defined below) (the “Purchase Price”).

4.2 At the Closing, Buyer shall (i) pay to bebe Thirty Five Million Dollars ($35,000,000), which shall be payable at the Closing by wire transfer to such accounts which are designated in writing by bebe at least two (2) business days prior to Closing (the “Closing Payment”) and (ii) issue to bebe a 50.0000000001% limited liability company interest in Buyer (the “Seller JV Interest”).

4.3 All costs and expenses associated with, necessary or incident to the transfer of the Transferred IP in accordance with the transfer plan set forth in Exhibit B (the “Transfer Plan”), including attorneys’ fees, agents’ fees, governmental fees, recording fees and any other similar fees (collectively, “Transfer Fees”) shall be paid by Seller. Any taxes related to the sale of the Assets which are normally paid by a seller shall be the responsibility of Seller and shall be promptly paid by Seller to the appropriate taxing authorities following the Closing. Any taxes related to the sale of the Assets which are normally paid by a buyer shall be the responsibility of Buyer and shall be promptly paid by Buyer to the appropriate taxing authorities following the Closing. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

4.4 For federal income tax purposes (and, to the extent applicable, state and local income tax purposes), the transfer of the Assets pursuant to this Agreement is intended to be treated as (i) a sale by Seller, and purchase by Buyer, of a 49.9999999999% interest in each of the Assets in exchange for the Closing Payment and (ii) a contribution by Seller to Buyer of a 50.0000000001% interest in each of the Assets in exchange for the Seller JV Interest pursuant to Section 721(a) of the Code (and any corresponding provision of state or local tax law). The Parties shall prepare and file all tax returns in a manner consistent with the foregoing intended tax treatment.

4.5 The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), including the value of the Seller JV Interest, shall be allocated among the Assets for federal income tax purposes (and, to the extent applicable, state and local income tax purposes) in accordance with an allocation schedule that Buyer shall prepare within sixty (60) days after the Closing Date, which allocation shall be mutually agreeable to both Buyer and Seller. If the Purchase Price is adjusted pursuant to Section 11.5(d), such allocation shall be adjusted as mutually agreeable to both Buyer and Seller. Buyer and Seller shall follow and use such allocation in all tax returns, filings or other related reports made by them to any Governmental Entity; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation. To the extent that disclosures of this allocation are required to be made by the Parties to the Internal Revenue Service under the provisions of Section 1060 of the Code or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the Internal Revenue Service.

5. CLOSING. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) at the offices of Blank Rome LLP, 405 Lexington Ave., New York, New York 10174, or such other place as mutually agreed in writing by the Parties.

6. DELIVERIES.

6.1 At the Closing, or as applicable in accordance with the Transfer Plan, Seller shall deliver to Buyer the following (each a “Transaction Document” and, collectively, the “Transaction Documents”):

(a) A duly executed Assignment, Assumption and Bill of Sale transferring the Assets and assigning and assuming the Licenses (the “Assignment and Assumption”);

(b) Duly executed Intellectual Property Assignments transferring the Transferred IP to Buyer, free and clear of all Liens other than Permitted Liens (the “IP Assignments”), including any assignment, power of attorney or other documentation required by any governmental body or trademark office in order to effectuate the assignment of any of the Transferred IP;

(c) A duly executed power of attorney granted by Seller or any applicable subsidiary in favor of Buyer to record such IP Assignments in the applicable offices and registries;

(d) Duly executed assignments transferring the Domain Names;

(e) Consents from any third parties required to give consent to the transfer of any of the Licenses to Buyer;

(f) Instruments (e.g. releases, UCC-3, etc.) as may be reasonably necessary or required so that effective as of the Closing, all of the Assets are released from any and all Liens;

(g) Subject to the Transfer Plan set forth on Exhibit B, the originals or copies of all applications and registrations for any of the Transferred IP in Seller’s, or Seller’s advisor’s, counselor’s, or representative’s, possession as of the Closing Date, except for any applications filed electronically with the USPTO;

(h) Samples, pictures, records, etc. with respect to goods bearing the Trademarks in Seller’s possession that are reasonably necessary for Buyer to prove use of any of the Trademarks for purposes of filing any statements of use (or to satisfy any similar requirements) of the USPTO and/or any other similar domestic or international governmental body or reasonably necessary for Buyer to protect the Trademarks;

(i) A duly-executed counterpart by bebe of the Amended and Restated Limited Liability Company Agreement of Buyer (the “Operating Agreement”);

(j) A duly-executed counterpart by bebe of that certain License Agreement by and between Buyer and bebe (the “License Agreement”); and

(k) A statement executed by Seller and issued pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Seller is not a non-U.S. person.

6.2 At the Closing, Buyer shall deliver to Seller the following:

(a) The Closing Payment (via wire transfer);

(b) A duly-executed counterpart by Buyer of the Assignment and Assumption;

(c) A duly-executed counterpart by Buyer of the Operating Agreement; and

(d) A duly-executed counterpart by Buyer of the License Agreement.

7. REPRESENTATIONS OF SELLER. Each of bebe and BSI represents and warrants to Buyer as of the date hereof as follows:

7.1 Organization of Seller. Each of bebe and BSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and entitled to own its assets and properties and to carry on business where such business is now being conducted.

7.2 Authorization of Transaction. Each of bebe and BSI has all requisite power and authority to execute and deliver this Agreement and each Transaction Document required to be executed or delivered by such party and any and all instruments necessary or appropriate in order to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of each of bebe and BSI and constitutes a valid and legally binding obligation of each of bebe and BSI, enforceable against such party in accordance with its or their terms and conditions, except as may be limited by laws regarding bankruptcy or insolvency or creditors’ rights generally or by principles of equity.

7.3 Non-contravention. Except as set forth on Schedule 7.3, neither the execution, delivery and performance of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated by this Agreement by Seller shall (a) violate any Law as to which Seller, the Business or the Assets is subject, (b) violate any provision of the organizational documents of Seller, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other document to which Seller is a party and by which any of the Assets are bound, (d) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Entity (an “Order”) applicable to Seller or by which any of Assets are bound, or (e) result in the imposition of any Lien upon any of the Assets other than a Permitted Lien, except in the case of clauses (a) or (c), where the conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not be material to the Assets taken as a whole or prevent the consummation of the transactions contemplated hereby. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement.

7.4 Creditors; Bankruptcy, Etc. Seller is not involved in any Proceeding by or against Seller that, if resolved adversely to Seller, would have an adverse impact on the Assets or prevent or otherwise affect Seller’s ability to comply with the provisions of this Agreement. Seller is not a debtor in any bankruptcy or insolvency proceeding, and no trustee, receiver, liquidator, assignee, sequestrator or other similar official has been appointed or is being sought for Seller or for any of its assets, and Seller does not know of any basis for any of the foregoing.

7.5 Legal Compliance. Except as set forth on Schedule 7.5 (collectively with the Trademark Proceedings (as defined below), the “Scheduled Proceedings”), there is no material Proceeding or Order pending or, to knowledge of Seller, threatened against Seller relating to the operation of the Business, or the validity, enforceability, ownership or use of the Assets. Seller is not, nor since January 1, 2014 has been, in material violation of any Law in connection with the conduct, ownership or operation of the Assets, nor, since January 1, 2014, has Seller received written notice of any such violations. Since January 1, 2014, no notice, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to knowledge of Seller, threatened by any Governmental Entity with respect to (i) any alleged violation by Seller of any Law relating to the Assets, or (ii) any alleged failure by Seller to have any license, permit, authorization, or other approval relating to the Assets.

7.6 Title to Properties. Seller owns good and marketable title to the Assets, as applicable, free and clear of all Liens other than the Permitted Liens. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Assets to Buyer as contemplated hereby. Neither Seller nor any of its Affiliates has any agreement, absolute or contingent, written or oral, with any other Person to effect any acquisition transaction or to sell or otherwise transfer any of the Assets.

7.7 Intellectual Property.

(a) The Seller owns all right, title and interest in, or otherwise has the right to sell and transfer, all Trademarks, free and clear of all Liens other than Permitted Liens.

(b) Schedule 1.1 contains a complete and accurate list in all material respects of all Trademarks that are the subject of a registration or application for registration, and where registered and/or pending applications have been applied for, respectively, the registration and/or application information which consists of the registration and/or application number, date of application and/or registration, and jurisdiction. The Trademarks in the United States and Canada are valid, subsisting, and enforceable, and with respect to those that have been registered (or applied for) are, as of the date of this Agreement, in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or taxes or deadlines falling due within ninety (90) days after the Closing Date, except as set forth in Schedule 7.7(b). To the knowledge of Seller, the Trademarks in jurisdictions other than the United States and Canada are valid, subsisting, and enforceable, and are, as of the date of this Agreement, in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are not subject to any maintenance fees or taxes or deadlines falling due within ninety (90) days after the Closing Date, except as set forth in Schedule 7.7(b). Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of the Trademarks. Except as set forth on Schedule 7.7(b) (the “Trademark Proceedings”), no Trademark has, since October 1, 2012, been or is now involved in any litigation, arbitrations, administrative proceeding, opposition, invalidation or cancellation proceeding or any other Proceeding relating to the validity and/or registrability thereof, and since October 1, 2012, no such action has been threatened in writing to Seller or any of its Affiliates with respect to any of the Trademarks; provided that the foregoing representations shall be to the knowledge of Seller with respect to Trademarks in jurisdictions other than the United States and Canada. Seller has not received any written charge, complaint, claim, demand or notice since October 1, 2012 alleging any interference, infringement, misappropriation, conflict or act of unfair competition with respect to the Trademarks; provided that the foregoing representation shall be to the knowledge of Seller with respect to Trademarks in jurisdictions other than the United States and Canada. Seller has not, since October 1, 2012, sent to any third party or otherwise communicated to another Person any charge, complaint, claim, demand or written notice asserting infringement or misappropriation of, or other conflict with, any right of Seller by such other Person or any acts of unfair competition by such other Person, nor, to the knowledge of Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened as of the date of this Agreement. To the knowledge of the Seller, none of the Trademarks have been challenged and there are no potentially infringing pending trademarks (or service marks) or trademark (or service marks) applications. There are no royalties, honoraria, fees or other payments payable by Seller to any Person by reason of the ownership, use, license, sale or disposition of any of the Trademarks. To the knowledge of Seller, no individual (or entity on behalf of any individual) is claiming any rights to the Trademarks as of the date of this Agreement.

(c) Schedule 1.3 contains a complete and accurate list of all Copyrights and where registered. All Copyrights are owned by Seller and are valid, subsisting, and enforceable. To the knowledge of Seller, except as set forth in Schedule 7.7(c), no Copyrights have been, since January 1, 2014, or are now involved in any litigation, arbitrations, administrative proceeding, opposition, invalidation or cancellation proceeding or any other Proceeding and no such Proceeding has been threatened in writing to Seller or any of its Affiliates with respect to any of the Copyrights. To the knowledge of Seller, no copyright application of any other Person is pending which would or would materially interfere with or infringe any Copyright. To the knowledge of Seller, no Copyright infringes, interferes with or has been alleged in writing to interfere with or infringe the copyright of any other entity or Person.

(d) Schedule 1.4 contains a complete and accurate list of all Domain Names. All Domain Names have been registered in the name of Seller (and/or are otherwise controlled by Seller with Seller having power to cause transfer to Buyer) and are in compliance with Law in all material respects. To the knowledge of Seller, no Domain Name is now involved in any dispute, opposition, invalidation or cancellation proceeding and no such action is threatened in writing.

(e) Except as set forth on Schedule 7.7(e) (the “Co-Existence Agreements”), there are no co-existence, settlement or other similar Contracts with respect to the Transferred IP or any covenants not to sue for infringement or otherwise enforce any rights in the Transferred IP against any Person.

(f) Seller does not owe any money or any type of consideration, monetary, like-kind or otherwise: (i) to any previous owner(s) of the Trademarks, or (ii) to any party as a result of Seller’s use and/or Exploitation of the Trademarks and/or Assets.

7.8 License/Distribution or Other Contracts.

(a) Schedule 7.8 sets forth a true, complete and accurate list of all of the Licenses.

(b) Seller has made available to the Buyer true and complete copies of all Licenses. The Licenses are fully assignable without consent (or Seller has obtained any consent as of the Closing) and are the valid and enforceable obligations of the Seller, and, the other parties thereto, and upon consummation of the transactions contemplated by this Agreement, no other party to any such License shall have the right to terminate any such License solely as a result of the transactions contemplated hereby and each License will continue to be valid and enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. No licensee under any License (each, a “Licensee”) has materially or consistently failed to make any payments required thereunder when due. To the knowledge of Seller, no Licensee has granted to any third Person any rights granted to such Licensee pursuant to a License. Each License is in full force and effect and Seller has not committed any material breach or default thereunder and, as of the date hereof, to the knowledge of Seller, no other party to any such License is in default thereunder, nor, has there occurred any event which, with notice, lapse of time or both, would constitute a default by Seller thereunder. As of the Closing Date, Seller does not owe any amounts under any License. All rights under the Licenses extending beyond the Closing Date are assignable to Buyer without (x) the consent (except for any consent(s) which have been obtained at or before the Closing) of any Person or (y) the payment of any penalty, the incurrence of any additional obligation or the change of any material term. Seller has made available to Buyer current drafts of all proposed agreements that are the subject of active negotiations by Seller as of the date hereof and that would, if executed by Seller on or prior to the date hereof, constitute a License.

(c) As of the date hereof, since January 1, 2014, no Licensee has cancelled or otherwise terminated, or, threatened in writing to cancel or otherwise terminate, its relationship with the Business or has materially decreased its ongoing commercial relationship with the Business. As of the date hereof, since January 1, 2014, no Licensee has notified Seller in writing of any insolvency proceedings of any kind, the inability to pay its debts as they become due, bankruptcy, receivership, reorganization, assignment for the benefit of its creditors, composition or arrangement with creditors, voluntary or involuntary, affecting such licensee, its business or any License, and, to the knowledge of Seller, no such actions are pending or threatened. Since January 1, 2014, Seller has not received written notice, from a Licensee to the effect that such licensee (i) is currently in breach of or intends to breach a License; (iii) claims that a License has been breached by any other party thereto which would prejudice, in any material respect, the rights of Seller under such License; or (iv) currently intends to exercise its right, if any, to terminate its License. As of the date of this Agreement, no licensee is renegotiating any amount paid or payable to Seller under any License.

(d) Seller has used commercially reasonable efforts to examine, monitor or otherwise police, to the extent deemed prudent by Seller and in accordance with the customary practices in the industry in which the Business operates, the activities of all of the Licensee counterparties under the Licenses to verify that the products manufactured, sold or offered for sale with respect to the Trademarks licensed to such Licensees pursuant to the Licenses meet, in all material respects, the quality control standards and requirements for use of the Trademarks set forth in such Licenses.

(e) No commission, fee or other payment is payable by Seller to any third party under any License following the Closing Date. No Licensee is an owner or Affiliate, directly or indirectly, of Seller.

7.9 Historical Sales. Schedule 7.9 sets forth historical royalty revenue for the calendar years of 2013, 2014 and 2015 (the “Historical Sales”). The Historical Sales are complete, true and accurate in all respects other than immaterial inaccuracies.

7.10 Taxes. All Taxes due and payable by Seller with respect to the Assets have been paid in full.

7.11 Absence of Certain Changes. Except as set forth in Schedule 7.10, and except for matters relating to the transactions contemplated by this Agreement, since December 31, 2015 and until the date of this Agreement, there has not been any Material Adverse Effect. Except as set forth on Schedule 7.10, since December 31, 2015 and until the date of this Agreement:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Assets;

(b) Seller has not amended or terminated, or waived any material right or remedy under, any License;

(c) except for actions taken in the ordinary course of business, Seller has not (x) leased or licensed any material Assets to any other Person, or (y) waived or relinquished any right, except for an immaterial right or other immaterial asset, that is an Asset;

(d) Seller has not made any pledge of any of its Assets or otherwise permitted any of its Assets to become subject to any Lien other than a Permitted Lien;

(e) Seller has not commenced or settled any Proceeding, or received any written notice that any Person was commencing or threatening to commence a Proceeding against the Assets; and

(f) Seller has not agreed or committed to take any of the foregoing actions.

7.12 Affiliate Transactions; Other Activities. Except as set forth on Schedule 7.12 (the “Affiliate Agreements”), there are currently no Contracts concerning the Transferred IP between or among a Seller and any current or former Affiliate, member, owner, shareholder, partner, director, manager, or officer of such Seller.

7.13 Brokers. Except for fees and expenses of Seller with respect to Guggenheim Securities, neither Seller nor any of its Affiliates has retained any broker or finder, made any statement or representation to any person which would entitle such person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

7.14 Sale of BSI Assets. The transactions contemplated by this Agreement, upon Closing, represent a sale of all or substantially all of the assets of BSI.

7.15 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 7 (including the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the Business, the Assets or the transactions contemplated by this Agreement.

8. REPRESENTATIONS OF BUYER. Buyer represents, warrants and covenants to Seller as of the date hereof and on the Closing Date as follows:

8.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and entitled to own its assets and properties and to carry on business where such business is now being conducted.

8.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document required to be executed or delivered by Buyer and any and all instruments necessary or appropriate in order to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Buyer, and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as may be limited by laws regarding bankruptcy or insolvency or creditors’ rights generally or by principles of equity.

8.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement or the Transaction Documents nor the consummation of the transaction contemplated by this Agreement by Buyer shall (a) violate any Law as to which Buyer is subject, (b) violate any provision of the organizational documents of Buyer, (c) conflict with, result in a breach of, constitute a default (or an event which with notice, lapse of time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other document to which Buyer is a party or by which it is bound, or (d) violate any Order applicable to Buyer, except in the case of clauses (a) or (c), where the conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not prevent the consummation of the transactions contemplated hereby. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement.

8.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 8, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to itself or transactions contemplated by this Agreement.

9. POST-CLOSING COVENANTS

9.1 Use of Trademark. After the Closing Date, except as otherwise expressly set forth in this Agreement or as permitted by the License Agreement or any other written agreement executed by Seller and Buyer, Seller shall not sell, directly or indirectly, any products or services of any kind in connection with the Trademarks, any variation of the Trademarks, or anything confusingly similar thereto.

9.2 Public Announcements. No public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Buyer, BB Management and Seller in writing prior to release unless required by Law, legal process, applicable stock exchange rule or any listing agreement; provided, however, that, to the extent legally permissible, Buyer and Seller will give prior notice to the other party of the content and timing of any press release or other public statement required by Law, legal process, applicable stock exchange rule or any listing agreement.

9.3 Allocation of Royalty Payments, Advances, Etc. Seller and Buyer shall endeavor in good faith to reconcile any and all royalties (including advertising royalties) or other fees, compensation or other amounts solely with respect to the license of the Trademarks (collectively, “License Royalty Amounts”) received pursuant to any License in accordance with this Section 9.3. In furtherance of the foregoing, regardless of the period that any such License Royalty Amount relates, all License Royalty Amounts paid on or after the Closing Date shall be the property of Buyer, and Seller agrees to forward and pay over to Buyer, promptly following receipt thereof, any and all License Royalty Amounts that any Person party to a License pays to

Seller on or after the Closing Date under any License (by way of example only, if a License Royalty Amount is paid by a Person party to License on July 30, 2016, which payment relates the prior calendar quarter of April 1, 2016 through June 30, 2016, that entire payment would be the property of Buyer even though portions of such payment relate to periods prior to the Closing Date). For the avoidance of doubt, the foregoing shall not apply to any amounts received by Seller under a License with respect to the manufacture and supply of products bearing the Trademarks or any related services, prior to, on or after the Closing Date, and Seller shall be entitled to retain the entirety of such amounts or if received by Buyer, Buyer shall promptly remit to Seller any such amounts; provided, however, that, for the purposes of clarity, the foregoing shall not apply to royalties (including advertising royalties).

9.4 Retained Distribution Agreements; New Buyer Agreements.

(a) As soon as reasonably practicable following the Closing (but in no event later than ninety (90) days following the Closing Date), pursuant to a letter, in substantially the form attached hereto as Exhibit A, Seller shall notify the counterparty to each Retained Distribution Agreement that the Trademarks have been transferred to Buyer as of the Closing Date and that the licensor of such Trademarks under such Retained Distribution Agreement is replaced by Buyer as of the Closing Date. In addition, from and after the date of the Closing, with respect to each Retained Distribution Agreement, each of Buyer and Seller shall, or shall cause its applicable Affiliates to, use best efforts to work together in good faith to negotiate a new Contract with the counterparty to such Retained Distribution Agreement (which may be in the form of an amendment or novation to the Retained Distribution Agreement) for the benefit of Buyer (each, a “New Buyer Agreement”) so that the subject matter of such New Buyer Agreement relates solely to the license of the Trademarks and any rights (including trademark enforcement rights), restrictions and obligations of the contract parties related thereto. In connection with the foregoing, Seller shall either remain a party to the Retained Distribution Agreement, as amended by the New Buyer Agreement, or enter into a new Contract with the counterparty to the Retained Distribution Agreement for the benefit of Seller which shall relate solely to the design, manufacturing, marketing, distribution and supply of products and the payments between Seller and the counterparty with respect thereto, and all other terms unrelated to the license of the Trademarks or any rights (including trademark enforcement rights), restrictions and obligations related thereto. For the avoidance of doubt, each such New Buyer Agreement shall be deemed a “License” hereunder. The Parties intend, and will work together in good faith, to finalize and execute all New Buyer Agreements within six (6) months of the Closing Date.

(b) Until such time as a New Buyer Agreement is executed, with respect to each Retained Distribution Agreement, Seller shall, or shall cause its applicable Affiliates to, (i) promptly inform Buyer in writing of any breach under such Retained Distribution Agreement, (ii) prior to commencing any litigation or retaining counsel, promptly inform Buyer in writing of an intent to commence any litigation against a licensee under such Retained Distribution Agreement or to retain of counsel to defend any claim, demand or litigation with respect thereto, and (iii) continue to use best efforts to negotiate a New Buyer Agreement. Notwithstanding the foregoing, upon receipt of notice of breach of the license granted with respect to any Transferred IP under any License (or of any related rights, restrictions or obligations thereto), Buyer shall have the right (and Seller shall grant Buyer such right), at Buyer’s sole cost and expense, to enforce any contractual trademark protection rights under such License; provided, however, that Buyer may not terminate a License without the prior written consent of Seller.

(c) Seller shall not change the scope of the Trademark license or otherwise expand the rights to use the Trademarks granted under any Retained Distribution Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5 Retained URLs; Media Accounts. As set forth in Section 2, Seller retains all right, title, and ownership in and to the Retained URLs and the Media Accounts. Notwithstanding the foregoing, Seller shall comply with the following obligations with respect to the use of the Retained URLs and the Media Accounts:

(a) Seller agrees to maintain registration of the Retained URLs and the Media Accounts and shall be responsible for all renewal costs associated therewith, if any. Notwithstanding the foregoing, Seller shall have the right to, on at least ninety (90) calendar days’ advance written notice to Buyer, discontinue the renewal and maintenance of the Retained URLs or any Media Account; provided that, upon receipt of such written notice, Buyer shall have the right to continue renewal and maintenance (and assume ownership and use) of the Retained URLs or Media Account, as applicable, in its own name at its own expense, in which event all rights in and to the Retained URLs or Media Account, as applicable, will transfer to Buyer, and Seller will reasonably cooperate with Buyer at Buyer’s expense, and subject to the license rights granted to Seller under the License Agreement (other than with respect to Seller’s failure to renew or maintain www.bebe.com which would result in the termination of such license rights), as necessary to corroborate and document that transfer.

(b) Except with Buyer’s prior written consent and except as otherwise set forth in the License Agreement and the Operating Agreement, Seller will not assign, sell, transfer, or convey, or purport to assign, sell, transfer, or convey, the Retained URLs or any Media Account to any third party (other than a wholly-owned subsidiary of Seller which expressly assumes the obligations of Seller under the License Agreement). In the event that Seller attempts to assign, sell, transfer, or convey any Retained URL or Media Account to a third party (other than a wholly-owned subsidiary of Seller which expressly assumes the obligations of Seller under the License Agreement), such assignment, sale, transfer or conveyance shall be null and void.

(c) Notwithstanding that Seller shall retain ownership of the Retained URLs subject to the terms of this Agreement and the License Agreement (including, without limitation, Buyer’s removal of such rights in accordance with this Agreement and the License Agreement), Seller acknowledges and understands that ownership of the Retained URLs independent from the License Agreement shall not permit or grant Seller (or any subsequent owner of such Retained URLs) any rights with respect to Exploitation (in any manner) of any products or services in connection with the Transferred IP (or any other use of the Transferred IP) through the Retained URLs, as any such rights of Exploitation and use of the Transferred IP to Seller arise solely as a grant under the License Agreement (and may only be further granted by Buyer, in its sole and absolute discretion, in the event the License Agreement is terminated or any rights are removed in accordance with the License Agreement).

(d) Buyer may, at its sole cost and expense, reasonably request that Seller make additions or add posts to the Media Accounts in connection with Buyer’s business, including for the benefit of a licensee of Buyer, in connection with the launch of a new product or otherwise, and Buyer and Seller shall cooperate in good faith in accordance with the foregoing.

9.6 Reports. Seller will, on a quarterly basis, no later than five (5) days after the end of each calendar quarter, deliver a written report to Buyer, in a format reasonably agreed upon by Buyer and Seller, specifying the following information: (i) for each Retained URL, the registrar of that Retained URL, and the renewal and/or expiration date of that Retained URL; and (ii) for each Media Account, the media platform for that Media Account, the URL for that Media Account, and the renewal and/or expiration date of that Media Account (if applicable). In addition, Seller shall provide Buyer with written notice, including reasonable detail, promptly following the receipt of written notice of a Proceeding involving any of the Retained URLs or the Media Accounts or otherwise becoming aware of any matter adverse to any of the Retained URLs or materially adverse to any of the Media Accounts.

9.7 Transfer of Ownership Upon Certain Events. Section 16.3 of the License Agreement is hereby incorporated by reference and Buyer shall have all rights set forth therein, including with respect to the ownership of the Retained Distribution Agreements, Retained URLs and Media Accounts upon termination of the License Agreement or termination of Seller’s rights pursuant to Section 5 thereof. In addition, in the event that Seller is no longer Solvent, the Retained Distribution Agreements, Retained URLs and all Media Accounts shall be deemed immediately transferred to Buyer (and Seller shall cooperate, at Buyer’s sole cost and expense, to ensure that such Retained Distribution Agreements, Retained URLs and Media Accounts are promptly officially transferred of record to Buyer). Any such assignments, transfers or conveyances shall be without further consideration other than the mutual covenants contained in this Agreement and the consideration paid by Buyer as set forth herein shall be deemed to include these assignments, transfers and conveyances (and the parties acknowledge the sufficiency of such consideration). In the event that any Retained URLs and Media Accounts are transferred to Buyer under this Agreement, Seller shall provide Buyer with the username, password, and other information necessary to access the accounts used to register and maintain the Retained URLs or used to maintain and operate the Media Accounts, as applicable.

9.8 Design License. Seller hereby grants to Buyer a perpetual, irrevocable, non-exclusive, worldwide, fully paid-up license and right to use (and to authorize its licensees, sublicensees and assignees to use), and Seller shall grant Buyer reasonable access to, all designs, artwork, photography, samples, marketing materials, images, labels, brand books or other archival materials (collectively, “Designs”) owned or under the control of Seller at any time prior to the Closing or thereafter prior to the termination of the License Agreement, provided that such use shall only be in connection with the Transferred IP. In the event of the termination of the License Agreement, the license and right granted by Seller to use the Designs as provided in this Section 9.8 shall continue, provided that, Seller’s obligation to provide access to such Designs following such termination shall be limited to using commercially reasonable efforts to grant Buyer reasonable access to any such Designs owned or under the control of Seller at any time prior to such termination.

10. SURVIVAL.

(a) Except to the extent a different period is expressly set forth herein, the representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date; provided that the representations and warranties set forth in Sections 7.1 (Organization of Seller), 7.2 (Authorization of Transaction), 7.4 (Creditors; Bankruptcy, Etc.), 7.6 (Title to Assets), 7.7(a) (Ownership of Intellectual Property), 7.10 (Taxes), 7.13 (Brokers), Section 7.14 (Sale of BSI Assets), 8.1 (Organization of Buyer) and 8.2 (Authorization of Transaction) (collectively, the “Fundamental Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

(b) For the avoidance of doubt, Section 9, this Section 10, Section 11 and all post-closing covenants and shall survive the Closing until all rights and obligations hereunder and thereunder shall have expired. In addition, any claims in connection with actual fraud or intentional breach of covenant shall survive indefinitely.

11. INDEMNIFICATION.

11.1 Indemnification by Seller. Subject to Section 11.5(c), Seller hereby agrees to indemnify, defend and hold Buyer, BB Management and their respective Affiliates, members, managers, employees, agents, representatives, attorneys, successors and assigns (collectively “Buyer Indemnitees”) harmless from, against and in respect of, any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and costs), actions, causes of action, judgments, liabilities and damages (collectively “Losses”), which any Buyer Indemnitee shall incur or suffer, arising out of or in any manner occasioned by or relating to: (i) any Excluded Liability, (ii) any inaccuracy in or breach by Seller of any of its representations, warranties or covenants under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by Seller in connection herewith, or (iii) any liability that may be imposed upon Buyer or its Affiliates as a result of (A) the failure by Buyer or Seller (or its Affiliates) to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated hereby, or (B) any Law (including any “Bulk Sales” Law) under which Buyer or any of its Affiliates may have successor liability for any Tax or other liabilities of Seller.

11.2 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend and hold Seller and Seller’s Affiliates, officers, directors, shareholders, employees, agents, representatives, heirs, legal representatives, attorneys, successors and assigns (collectively “Seller Indemnitees”) harmless from, against and in respect of, any and all Losses which any Seller Indemnitee shall incur or suffer, arising out of or in any manner occasioned by or relating to: (i) any Assumed Liability, or (ii) any inaccuracy in or breach by Buyer of any of its representations, warranties or covenants under this Agreement or in any exhibit or schedule hereto or in any certificate delivered by Buyer in connection herewith.

11.3 Procedure for Indemnification. Any Person making a claim for indemnification under Section 11.1 or 11.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”), if applicable, of the claim in writing promptly after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof. If a third-party action, suit, claim or demand is involved, then, upon receipt of the notice of indemnification described in the first sentence of this Section 11.3, any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall be entitled to participate (but not control or make decisions related thereto) in the defense of such claim and to employ counsel of its choice for such purpose at the Indemnitee’s expense and the Indemnitee shall cooperate in good faith in such defense. The Indemnitor may not settle any claim without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) there is an unconditional release of the Indemnitee from all liability or obligation with respect to the claims asserted in such Proceeding. If the Indemnitor elects not to undertake the good faith defense or settlement of the claim as aforesaid, then the Indemnitee shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expenses of Indemnitor, and to seek indemnification for any and all Losses arising from or related to such claim.

11.4 Limitations on Amount.

(a) In no event shall the Buyer Indemnitees or Seller Indemnitees, as the case may be, be entitled to recover Losses from Seller or Buyer, respectively, in the aggregate for any breach of the other party’s representations and warranties (i) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to $50,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Losses exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Losses that are in excess of the Deductible); provided that this clause (i) shall not apply to breaches of the Fundamental Representations; (ii) with respect to the Fundamental Representations, in excess of an amount equal to the Closing Payment; (iii) with respect to breaches of Section 7.7 (Intellectual Property), in excess of $7,000,000; and (iv) with respect to all other representations and warranties under this Agreement or in any exhibit or schedule hereto or in any certificate delivered in connection herewith, in excess of $3,500,000.

(b) Notwithstanding anything in this Section 11.4 to the contrary, the limitations set forth in this Section 11.4 shall not apply to Losses arising out of or related to (i) any Excluded Liability or (ii) actual fraud or intentional breach of covenant.

(c) Absent actual fraud or breach of covenants by Seller, the indemnification provisions contained in this Section 11 are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Indemnitee may incur arising from or relating to breaches of the representations and warranties contained in this Agreement.

(d) Payments by an Indemnitor pursuant to Section 11.1 or Section 11.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(f) Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

11.5 Additional Agreements.

(a) Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, solely for purposes of determining the amount of any Losses (but not for purposes of determining breach) that are the subject matter of a claim for indemnification hereunder, each representation, warranty and other provision contained in this Agreement or in any exhibit or schedule hereto or in any certificate delivered by Seller in connection herewith shall be read without regard and without giving effect to any materiality, “Material Adverse Effect” or knowledge standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty) (other than in Section 7.12, but not disregarding any reference to “materiality” contained in such representation or warranty).

(c) Seller acknowledges that any Loss suffered by any Buyer Indemnitee under Section 11.1 shall result in a Loss suffered indirectly by BB Management (whether as a result of being a member of Buyer or otherwise).

(d) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

12. DEFINED TERMS. Capitalized terms used and not otherwise defined herein shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (b) that is an employee, general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (c) of which such Person is an employee, general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, neither Buyer nor Seller shall be considered an Affiliate of the other.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, U.S., and, in respect of payment to be made, notice to be served or other action to be taken in a jurisdiction other than in the State of New York, U.S., a day on which banks in such jurisdiction, are closed by law or action of any Governmental Entity.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding arrangement or agreement.

(e) “Contract Right” means any right, power or remedy under any Contract, including rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

(f) “Exploit” means, with respect to the Assets, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license, or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or future (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

(g) “GAAP” means United States generally accepted accounting principles.

(h) “Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

(i) “Insolvency Proceeding” means, with respect to any Person, (i) a general assignment by such Person for the benefit of its creditors or any proceeding instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, solely in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or (ii) such Person shall take any action to authorize any of the actions set forth in clause (i) above

(j) “knowledge of Seller”, “to the knowledge of the Seller” or any similar phrase means such facts and other information which are actually known by Manny Mashouf and Walter Parks, after reasonable due inquiry, of those persons responsible for matters being represented.

(k) “Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, decree or other restriction of any court or other Governmental Entity.

(l) “Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

(m) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Assets taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Business operates, the U.S. economy as a whole or the capital markets in general or the markets in which the Business operates; (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement or the taking of any action with the written consent of or at the written request of Buyer; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; and (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; provided that, in the case of clauses (ii), (iv), and (v) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Business as compared to other businesses that operate in the industry in which Business operates, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or would reasonably be likely to occur.

(n) “Media Accounts” means the social media accounts (e.g. Facebook, Twitter, Pinterest, Instagram, Tumblr, Youtube, etc.) used in connection with the Trademarks existing as of or created following the date hereof.

(o) “Permitted Lien” means (i) all Liens for current Taxes which are not yet due or delinquent or Taxes the validity of which are being contested in good faith by appropriate proceedings, which amounts shall not exceed $5,000, (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and other similar Liens imposed by Law, incurred in the ordinary course of business for amounts which are not due or payable, which amounts shall not exceed $1,000, (iii) subject to the indemnity set forth in Section 11.1(i), licenses granted by Seller to the Transferred IP prior to the Closing Date, including the Licenses and the Retained Distribution Agreements; or (iv) Liens that will be released and discharged at or prior to the Closing.

(p) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

(q) “Proceeding” means any action, arbitration, audit, claim, equitable action, hearing, investigation, litigation, trademark opposition, cancellation action, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, or any formal demand which might lead to any of the foregoing.

(r) “Retained Distribution Agreements” means those distribution agreements of Seller or an Affiliate thereof set forth on Schedule 12(r).

(s) “Retained URLs” means www.bebe.com, www.bebeoutlets.com and www.2bstores.com.

(t) “Solvent,” with regard to any Person at any time, means that such Person is not subject to an Insolvency Proceeding.

(u) “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

(v) “Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

(w) “USPTO” means the United States Patent and Trademark Office.

13. MISCELLANEOUS PROVISIONS.

13.1 Notices. Any notice to be given hereunder to any party shall be given either by personal delivery or by sending such notice by reputable overnight carrier, and addressed as follows:

To Seller:

bebe stores, inc.

10345 West Olympic Blvd.

Los Angeles, California 90064

Attn: President, Chief Operating Officer

With a copy to:

400 Valley Drive

Brisbane, California 94005

Attn: General Counsel

Fax: 415-657-4424

With a further copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Tad J. Freese, Esq.

Fax: 650-463-2600

To Buyer:

BB Brand Holdings LLC

240 Madison Avenue, 15th Floor

New York, New York 10016

Attention: Mr. Joseph Gabbay

Attention: Joseph S. Sutton, Esq.

Fax: 212-290-1330

With a copy to:

Blank Rome LLP

405 Lexington Avenue, 23rd Floor

New York, New York 10174

Attn: Rustin I. Paul, Esq.

Fax: 212-885-5001

Any party hereto may, from time to time, by written notice to the others, designate a different address, which shall be substituted for the one specified above. If any notice or other document shall be sent by registered or certified mail as herein provided, the same shall be deemed to have been effectively served or delivered one (1) day following deposit of said notice in the United States mail in the manner set forth above prior to 5:00 p.m. at the location where deposited. Notices sent by reputable overnight courier shall be deemed to have been effectively served or delivered the next Business Day following delivery to the courier. Notices hereunder may be given by a party’s attorneys.

13.2 Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, neither Party shall, without the consent of the other Parties hereto, have the right to assign any of its rights or delegate any of its obligations hereunder.

13.3 Neutral Interpretation. This Agreement shall not be construed in favor of or against any party by reason of by whom it was drafted. Each of the parties acknowledges that he or it has read, understood and voluntarily entered into this Agreement after having had the opportunity to consult with counsel and tax advisors of its or his choice.

13.4 Further Assurances. At any time, and from time to time prior to or after the Closing, each of the parties hereto shall do any and all things and execute any and all documents necessary or reasonably requested to implement fully the intent and purposes of this Agreement. For clarity and without limiting the generality of the preceding sentence, at any time, and from time to time after the Closing, upon request, Seller agrees to cooperate and sign any reasonably requested consents, powers of attorney, assignments or other similar documents with respect to any existing trademarks or applications and/or any new trademarks being filed by or on behalf of Buyer in order to effect the transactions contemplated by this Agreement.

13.5 Exhibits. All Exhibits and Schedules to this Agreement and any attachments thereto are hereby incorporated herein by this reference. Any reference to this Agreement shall be deemed to include said Exhibits, Schedules and all attachments.

13.6 Non Waiver. All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to limit or exclude any other rights or remedies which the parties hereto may have. The parties hereto shall not be deemed to waive any of their rights or remedies under this Agreement except by a duly executed written waiver. No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of such right or remedy on any future occasion.

13.7 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. Any proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware and, by execution and delivery of this Agreement, each party (i) accepts generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement (subject to any right to appeal or to seek equitable relief with respect thereto) and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, act or proceeding bought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

13.8 Attorneys’ Fees. In the event any proceeding is brought with respect to this Agreement or any of the Transaction Documents, the prevailing party or parties shall be entitled to have and recover from the other party or parties all costs and expenses, including reasonable attorneys’ fees and costs incurred in such proceeding and any appeal therefrom. The “prevailing party” means the party determined by the judge to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor an award or decision is rendered.

13.9 Confidentiality. Subject to the requirements of applicable law and regulations and except as permitted by Section 9.2, each party to this Agreement shall maintain in confidence the provisions of this Agreement. Upon Closing, that certain non-disclosure agreement dated February 19, 2016 entered into between bebe and Bluestar Alliance LLC shall be deemed terminated and of no further force or effect.

13.10 Entire Agreement. This Agreement together with the License Agreement and the Operating Agreement (the “Transaction Documents”), and the other documents, exhibits and schedules referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein, in the other Transaction Documents and in the other documents, exhibits and schedules referred to herein and therein.

13.11 Expenses. Except as otherwise expressly set forth in this Agreement, each party shall bear its or his costs and expenses, including attorneys’ fees, incurred in connection with the negotiation, documentation and closing of this Agreement and the transactions contemplated hereby.

13.12 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Seller, Buyer, BB Management and the other signatories to this Agreement any right or remedy under or by reason of this Agreement.

13.13 Construction. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural form and vice versa. A reference to a party to this Agreement or a party to any other agreement or document includes such party’s permitted successors and assigns. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it. A reference to a writing includes a facsimile or e-mail transmission of it. The words “hereof,” “herein” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.” The Parties have participated jointly in the negotiation and drafting of this Agreement. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Saving Time, as applicable on the date in question in New York, New York. References to “$” or to “dollars” shall mean the lawful currency of the United States of America. Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

13.14 Joint and Several Obligations of Seller. The respective obligations and liabilities of each of bebe and BSI under this Agreement and the other Transaction Documents shall be joint and several.

13.15 Severability. If any provision of this Agreement shall be unlawful, void or unenforceable in whole or in part for any reason, such provision or such part thereof shall be deemed separable from and shall in no way affect the validity or enforceability of the remaining provisions of this Agreement.

13.16 Headings. Headings contained in this Agreement are solely for the convenience of the parties hereto and shall not be deemed to or be used to define, construe or limit any of the provisions hereof.

13.17 Amendment. This Agreement may not be amended, changed or modified except by a writing signed by all of the parties hereto.

13.18 Counterparts/ Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. Facsimile and scanned signatures shall be deemed original signatures and the parties agree that a facsimile or scanned signature shall be followed by a manually signed original if requested by either party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

bebe stores, inc.

By:	/s/ Walter Parks
Name:	Walter Parks
Title:	President and Chief Operating Officer

Bebe Studio, Inc.

By:	/s/ Walter Parks
Name:	Walter Parks
Title:	Treasurer

BB Brand Holdings LLC

By:	/s/ Joseph Gabbay
Name:	Joseph Gabbay
Title:	Manager

BB Brand Management LLC

By:	/s/ Joseph Gabbay
Name:	Joseph Gabbay
Title:	Manager

[Signature Page to Asset Purchase and Contribution Agreement]